Exhibit 10.1

ANNALY CAPITAL MANAGEMENT, INC. EXECUTIVE SEVERANCE PLAN

ARTICLE 1

Purpose

Annaly Capital Management, Inc. (the “Plan Sponsor”), on behalf of each participating entity, hereby establishes the Annaly Capital Management, Inc. Executive Severance Plan (the “Plan”), effective as of July 1, 2020. The Plan is established to provide financial assistance to Participants whose Employment is terminated due to Involuntary Terminations of Employment occurring on or after the Effective Date.

The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to meet all applicable requirements of ERISA, is administered and maintained as an unfunded “welfare plan” under Section 3(1) of ERISA and is intended to be exempt from the reporting and disclosure requirements of ERISA as an unfunded welfare plan for a select group of management or highly compensated employees.

The establishment of the Plan shall not affect or modify the rights of a Participant with respect to severance benefits under any individual employment agreement (each, an “Agreement”). In no event may a Participant receive severance benefits under both the Plan and an Agreement, or any other arrangement with the Company or an Affiliate, except to the extent the Company expressly determines otherwise. If a Participant has an Agreement and such Agreement provides for the payment of severance benefits in connection with a Participant’s Involuntary Termination of Employment, to the extent the events giving rise to the Involuntary Termination of Employment are covered by such Agreement, such Agreement and not the Plan shall govern the payment of severance benefits relating to such Involuntary Termination of Employment. In addition, the establishment of the Plan (a) does not nullify or replace any non-competition, release of claims or other agreements between the Company or an Affiliate and any of its employees or former employees entered into in connection with any such Agreements and (b) does not have any effect on any outstanding equity awards granted under an equity compensation plan of the Company.

ARTICLE 2

Definitions

The following terms when used in the Plan have the following meanings, unless a different meaning is plainly required by the context.

2.1 2018-2019 Average Cash Bonus. For each Participant, the sum of the Participant’s gross cash bonus received from the Manager with respect to the 2018 calendar year and 2019 calendar year, divided by two.

2.2 Affiliate. All members of any controlled group within the meaning of Code Sections 414(b) and (c) that includes the Plan Sponsor.

2.3 Base Salary. A Participant’s annualized pre-tax rate of base salary in effect on his or her Separation Date.

2.4 Board. The Board of Directors of the Plan Sponsor.

2.5 Cause. “Cause” shall be as defined in any employment agreement, offer letter or similar agreement between the Participant and the Company or an Affiliate, and if there is no such agreement or definition, “Cause” shall mean a Participant being reasonably found by the Plan Administrator in good faith to have:

(a)	committed an act of fraud or dishonesty in the course of Employment;

(b)

been convicted of (or plead no contest with respect to) a crime constituting a felony or a crime of comparable magnitude under applicable law (as determined by the Plan Administrator in its sole discretion);

(c)

failed to perform the Participant’s job duties where such failure is materially injurious to the Company and its Affiliates, or to the business interests or reputation of the Company and its Affiliates;

(d)	materially breached any written policy applicable to the Participant’s Employment including, but not limited to, the Company’s Code of Business Conduct and Ethics; or

(e)	materially breached any employment-related covenants under any agreement with the Company or an Affiliate;

provided, however, that with respect to any breach or failure that is curable by the Participant, as determined by the Plan Administrator in good faith, the Company has provided the Participant written notice of the material breach or failure and the Participant has not cured such breach or failure, as determined by the Plan Administrator in good faith, within 15 days following the date the Company provides such notice.

2.6 CEO. The Chief Executive Officer of the Company who is a Participant in the Plan.

2.7 Code. The Internal Revenue Code of 1986, as amended from time to time (including any valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder).

2.8 Company. The Plan Sponsor, its successor and assigns, and any of its Affiliates that, with the consent of the Plan Sponsor, adopt the Plan for the benefit of their employees. The Plan Sponsor may act on behalf of any such adopting Affiliate for purposes of the Plan.

2.9 Disabled or Disability. An incapacity that has resulted in qualification of a Participant to receive long-term disability benefits under the Company’s Long Term Disability Insurance Plan. If the Participant is not covered by the Company’s Long Term Disability Insurance Plan, the Participant is considered to have a Disability if the Participant’s incapacity results in a determination by the Social Security Administration that the Participant is entitled to a Social Security disability benefit. The Plan Administrator may establish uniform and nondiscriminatory time limits for such determination by the Social Security Administration and for notice of such determination to be provided to the Plan Administrator in order for such incapacity to be a Disability under the Plan.

2.10 Effective Date. The Plan is effective as of July 1, 2020.

2.11 Employment. A Participant’s employment with the Company, beginning on the Participant’s original date of hire (including the date of hire with the Manager, if applicable) and ending on the last official workday for which the Participant receives pay for service with the Company.

2.12 ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time (including any valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder).

2.13 Involuntary Termination of Employment. A Participant’s termination of Employment by the Company without Cause, other than by reason of death or Disability.

2.14 Manager. Annaly Management Company LLC and members of any controlled group within the meaning of Code Sections 414(b) and (c) that includes the Manager.

2.15 Other Executive. Any employee other than the CEO who the Board has determined is an executive officer of the Company and who is a Participant in the Plan.

2.16 Participant. Any individual selected by the Plan Administrator to participate in the Plan pursuant to Article 3.

2.17 Plan. The Annaly Capital Management, Inc. Executive Severance Plan, as stated herein and as may be amended from time to time.

2.18 Plan Administrator. The Compensation Committee of the Board, or any committee or other person or persons designated by the Board to administer the Plan pursuant to Section 5.2.

2.19 Plan Sponsor. Annaly Capital Management, Inc.

2.20 Plan Year. The calendar year. However, the first Plan Year shall begin on the Effective Date and end on December 31, 2020.

2.21 Prorated Bonus Payment. The portion of the Severance Benefit determined in accordance with Section 4.1(c).

2.22 Section 409A. Section 409A of the Code.

2.23 Separation Date. A Participant’s last day of active Employment (i.e., the last day the Participant works for the Company) due to an Involuntary Termination of Employment that entitles the Participant to benefits from the Plan.

2.24 Severance Benefits. Benefits paid to a Participant pursuant to Article 4.

ARTICLE 3

Eligibility for Severance Benefits

3.1 Participation Requirements. The Plan Administrator may designate, in its sole discretion and from time to time, one or more employees of the Company to participate in the Plan as Participants. As of the Effective Date, the Participants are the CEO and each Other Executive.

3.2 Notice of Participation. The Plan Administrator or its delegate shall provide each Participant selected to participate in the Plan with a letter notifying the Participant of his or her participation in the Plan.

3.3 Eligibility for Severance Benefits. A Participant shall be eligible for Severance Benefits, as determined pursuant to Article 4, if the Participant:

(a)	incurs an Involuntary Termination of Employment;

(b)	executes and returns to the Plan Administrator a general written release and waiver of claims, in such form as determined by the Plan Administrator from time to time;

(c)	is in compliance with the covenants set forth in Section 4.5 on the Separation Date;

(d)	returns to the Company any property of the Company that has come into the Participant’s possession; and

(e)	performs all transition and other matters required of the Participant by the Company following his or her Involuntary Termination of Employment.

The actions required under this Section must be performed within 60 days after the Participant’s Involuntary Termination of Employment unless a shorter time period is provided in the applicable release, agreement, waiver or other document required to be provided as a condition of receipt of Severance Benefits.

3.4 Ineligibility for Benefits. A Participant shall not be eligible to receive Severance Benefits in the event of any of the following:

(a)

the Participant’s termination of Employment for any reason other an Involuntary Termination of Employment (for example, termination of Employment by the Company for Cause, due to the Participant’s death or Disability or a voluntary termination of Employment by the Participant); or

(b)	the amendment or termination of the Plan to eliminate a Participant’s eligibility to receive Severance Benefits prior to his or her Separation Date, in accordance with Section 6.1.

ARTICLE 4

Severance Benefits

4.1 Amount of Severance Benefits.

(a)	CEO Severance Benefits. The amount of the CEO’s Severance Benefits shall equal the aggregate amounts determined under this Section 4.1(a) and Section 4.1(c):

(i)

2020 Plan Year: If the CEO is entitled to Severance Benefits for an Involuntary Termination of Employment that occurs during the 2020 Plan Year, the CEO shall be entitled to a Severance Benefit equal to the sum of (A) 1.0 times the CEO’s Base Salary and (B) 1.0 times the 2018-2019 Average Cash Bonus.

(ii)

Plan Years after the 2020 Plan Year: If the CEO is entitled to Severance Benefits for an Involuntary Termination of Employment that occurs after the 2020 Plan Year, the CEO shall be entitled to a Severance Benefit equal to the sum of (A) 1.5 times the CEO’s Base Salary and (B) 1.5 times the CEO’s target cash bonus for the Plan Year in which the Involuntary Termination of Employment occurs.

(b)	Other Executives’ Severance Benefits. The amount of the Severance Benefits for any Other Executive shall equal the aggregate amounts determined under this Section 4.1(b) and Section 4.1(c):

(i)

2020 Plan Year: If an Other Executive is entitled to Severance Benefits for an Involuntary Termination of Employment that occurs during the 2020 Plan Year, the Other Executive shall be entitled to a Severance Benefit equal to the sum of (A) 0.75 times the Other Executive’s Base Salary and (B) 0.75 times the Other Executive’s 2018-2019 Average Cash Bonus.

(ii)

Plan Years after the 2020 Plan Year: If an Other Executive is entitled to Severance Benefits for an Involuntary Termination of Employment that occurs after the 2020 Plan Year, the Other Executive shall be entitled to a Severance Benefit equal to the sum of (A) 1.25 times the Other Executive’s Base Salary and (B) 1.25 times the Other Executive’s target cash bonus for the Plan Year in which the Involuntary Termination of Employment occurs.

(c)

Prorated Bonus Payment. Each Participant whose Separation Date is on or after March 31st of a calendar year and who received a cash bonus from the Company for the immediately preceding calendar year, may receive an additional Severance Benefit equal to the gross cash bonus earned by the Participant for the immediately preceding calendar year, pro-rated based on the number of weeks in the calendar year through the Separation Date divided by 52; provided, however, that the Plan Administrator retains the discretion to adjust the amount of the Prorated Bonus Payment to account for performance in for the calendar year in which the Separation Date occurs.

(d)

Additional Severance Benefits. The Plan Administrator, in its sole discretion, may provide for such other Severance Benefits, such as outplacement services, as may be expressly communicated to a Participant, subject to any conditions or limitations as may be determined by the Plan Administrator and subject to the provisions of Section 6.1.

4.2 Payment of Severance Benefits. The Severance Benefits payable to a Participant shall be paid in a single lump sum as soon as practicable following the expiration period described in the waiver required under Section 3.3 and in no event later than 75 days after the Separation Date, subject to all applicable deductions and withholdings required by law; provided, however, that payment of the Prorated Bonus Payment may be paid during the normal bonus cycle for the applicable performance year but in no event later than March 15 following the calendar year in which the Participant’s Involuntary Termination of Employment occurs.

4.3 Payment of Severance Benefits Upon Death of Participant. If a Participant dies after Severance Benefits become payable under the Plan but prior to the date payment of Severance Benefits is completed, the Severance Benefits shall be paid in a single lump sum no later than March 15 following the calendar year in which the Participant’s death occurs to the Participant’s legal surviving spouse, or if none, to the Participant’s estate. Notwithstanding any provision of the Plan to the contrary, no Severance Benefits shall be paid following the death of the Participant unless the Company receives any release, agreement, waiver or other document required to be provided by the Participant’s surviving spouse or estate, as applicable, as a condition of receipt of Severance Benefits within the time frame required under the applicable release, agreement, waiver or other document but no later than 75 days following the Participant’s death, to the extent required by the Plan Administrator.

4.4 Repayment of Benefits. The Company reserves the right to recover Severance Benefits in the event a Participant violates any covenant to which he or she is subject under Section 4.5 or if the Plan Administrator determines within three years after the Separation Date that the Participant engaged in conduct that constitutes “Detrimental Conduct” as defined in the Annaly Capital Management, Inc. Policy on Recovery (Clawback) of Incentive Compensation from Executives.

4.5 Restrictive Covenants. To be eligible to receive Severance Benefits, a Participant must abide by any post-Employment covenants applicable to the Participant under any written agreement with the Company or as required by the Company’s Code of Business Conduct and Ethics.

ARTICLE 5

Plan Administration

5.1 Plan Administrator’s Authority. The Plan Administrator shall have full and complete authority to enforce the Plan in accordance with its terms and shall have all powers necessary to accomplish that purpose, including, but not limited to, the following:

(a)	to apply and interpret the Plan in its absolute discretion, including the authority to construe disputed provisions;

(b)

to determine all questions arising in its administration, including those related to the eligibility of persons to become Participants and eligibility for Severance Benefits, and the rights of Participants;

(c)	to compute and certify the amount of Severance Benefits payable to Participants;

(d)	to authorize all disbursements in accordance with the provisions of the Plan;

(e)	to employ and reasonably compensate accountants, attorneys and other persons to render advice or perform services for the Plan as it deems necessary;

(f)	to make available to Participants upon request, for examination during business hours, such records as pertain exclusively to the examining Participant; and

(g)	to appoint an agent for service of legal process.

All decisions of the Plan Administrator based on the Plan and documents presented to it shall be final and binding upon all persons.

5.2 Appointment of Separate Administrator. The Plan Sponsor may appoint a separate Plan Administrator which shall be an officer of the Plan Sponsor or a committee consisting of at least two persons. Members of any such committee may resign by written notice to the Plan Sponsor and the Plan Sponsor may appoint or remove members of the committee. A Plan Administrator consisting of more than one person shall act by a majority of its members at the time in office and may authorize any one or more of its members to execute any document or documents on behalf of the Plan Administrator.

5.3 Claims for Benefits. Generally, an obligation of the Plan to provide Severance Benefits to a Participant arises only when a written offer of Severance Benefits has been communicated by the Plan Administrator to the Participant. A Participant not receiving Severance Benefits who believes that he is eligible for such benefits, or a Participant disputing the amount of Severance Benefits, or any such Participant’s authorized representative (the “Claimant”) may file a claim for Severance Benefits in writing with the Plan Administrator. All such claims for Severance Benefits must be submitted to the Plan Administrator at the address of the Plan Sponsor’s corporate headquarters within 60 days after the Claimant’s termination of employment with the Company and its Affiliates. The review of all claims for Severance Benefits is governed by the following rules:

(a)

Time Limits on Decision. Unless special circumstances exist, a Claimant who has filed a claim shall be informed of the decision on the claim within 90 days of the Plan Administrator’s receipt of the written claim. This period may be extended by an additional 90 days if special circumstances require an extension of time, provided the Claimant is notified of the extension within the initial 90-day period. The extension notice shall indicate:

(i)	the special circumstances requiring the extension of time; and

(ii)	the date, no later than 180 days after receipt of the written claim, by which the Claimant can expect to receive a decision.

(b)	Content of Denial Notice. If a claim for Severance Benefits is partially or wholly denied, the Claimant will receive a written notice that:

(i)	states the specific reason or reasons for the denial;

(ii)	refers to the specific Plan provisions on which the denial is based;

(iii)

describes and explains the need for any additional material or information that the Claimant must supply in order to perfect the claim and an explanation of why such material or information is necessary; and

(iv)

describes the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

5.4 Appeal of Denied Claims. If the Claimant’s claim is denied and he or she wants to submit a request for a review of the denied claim, the following rules apply:

(a)

Review of Denied Claim. If a Claimant wants his or her denied claim to be reconsidered, the Claimant must send a written request for a review of the claim denial to the Plan Administrator no later than 60 days after the date on which he or she receives written notification of the denial. The Claimant may include any written comments, documents, records or other information relating to the claim for benefits. The Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relating to the claim for benefits. The Plan Administrator’s review shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(b)

Decision on Review. The Plan Administrator shall review the denied claim and provide a written decision within 60 days of the date the Plan Administrator receives the Claimant’s written request for review. This period may be extended by an additional 60 days if special circumstances require an extension of time, provided the Participant is notified of the extension within the initial 60-day period. The extension notice shall indicate:

(i)	the special circumstances requiring the extension of time; and

(ii)	the date, no later than 120 days after receipt of the written request for review, by which the Claimant can expect to receive a decision.

(c)	Content of Denial Notice. If a claim for benefits is partially or wholly denied on appeal, the Claimant will receive a written notice that:

(i)	states the specific reason or reasons for the denial;

(ii)	refers to the specific Plan provisions on which the denial is based;

(iii)

includes a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim; and

(iv)	includes a statement of the right to bring a civil action under Section 502(a) of ERISA.

5.5 Limitations on Legal Actions; Dispute Resolution. Claimants must follow the claims procedures described in this Article 5 before taking action in any other forum regarding a claim for benefits under the Plan. Furthermore, any such action initiated by a Claimant under the Plan must be brought by the Claimant within one year of a final determination on the claim for benefits under these claims procedures, or the Claimant’s benefit claim will be deemed permanently waived and abandoned, and the Claimant will be precluded from reasserting it. Further, after following the claims procedures described in this Article 5, except with respect to enforcement of any covenants in connection with Section 4.5, the following provisions apply to any further disputes that may arise regarding this Plan:

(a)

In the event of any dispute, claim, question or disagreement arising out of or relating to the Plan, the parties shall use their best efforts to settle such dispute, claim, question or disagreement. To this effect, they shall consult and negotiate with each other, in good faith and, recognizing their mutual interests, attempt to reach a just and equitable resolution satisfactory to both parties.

(b)

If the parties do not reach such a resolution within a period of 30 days, then any such unresolved dispute or claim, upon notice by any party to the other, shall be resolved by confidential binding arbitration in accordance with the rules of the Judicial Arbitration & Mediation Services, Inc. Such arbitration will take place in the City of New York. The arbitrator shall be empowered to decide the arbitrability of all disputes, and shall apply the substantive federal, state or local law and statute of limitations governing any dispute submitted to arbitration and any arbitration demand must be filed within the applicable limitations period for the claim or claims asserted. In ruling on any dispute submitted to arbitration, the arbitrator shall have the authority to award only such remedies or forms of relief as are provided for under the substantive law governing such dispute. The arbitrator shall issue a written decision that shall include the essential findings and conclusions on which the decision is based (a standard award). Each Participant consents to the jurisdiction of the state of New York for injunctive, specific enforcement or other relief in aid of the arbitration proceedings or to enforce judgment of the award in such arbitration proceeding, but not otherwise. The award entered by the arbitrator shall be final and binding on all parties to arbitration, and may be entered in any court of competent jurisdiction. The Company and applicable Participant shall equally bear all fees and costs unique to the arbitration forum (e.g., filing fees, transcript costs and arbitrator’s fees), except as provided otherwise in statutory claims. The Company and applicable Participant shall be responsible for their own attorneys’ fees and costs, except as provided otherwise in statutory claims.

(c)

Each Participant agrees that any dispute under the Plan that is determined to be not subject to arbitration shall be subject to exclusive jurisdiction and venue in the New York State Supreme Court sitting in New York County.

ARTICLE 6

Plan Amendment and Termination

6.1 Power to Amend and Terminate. The Plan Sponsor may, at any time, terminate or amend the Plan in its sole discretion with respect to any or all Participants and for any reason, including altering, reducing or eliminating benefits to be paid to Participants who have not yet experienced a Separation Date; provided, however, that any amendment or termination that eliminates potential Severance Benefits for a Participant shall not be effective until one year after notice is provided to the Participant. The provisions of the Plan as in effect at the time of a Participant’s Separation Date shall control any Plan benefits paid to that Participant, unless modified by the Plan Sponsor or otherwise specified in the Plan.

6.2 Successor Employer. Any successor to all or any portion of the business of the Plan Sponsor may, with the consent of the Plan Sponsor, continue the Plan. Such successor shall succeed to all the rights, powers and duties of the Plan Sponsor. The employment of any Participant who continues in the employ of the successor shall not be deemed to have been terminated or severed for purposes of the Plan.

ARTICLE 7

Miscellaneous Provisions

7.1 Section 280G. Notwithstanding any other provision of the Plan or any other plan, arrangement or agreement to the contrary, if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of a Participant, whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the aggregate present value of the Payments shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (defined below) determines that the reduction will provide the Participant with a greater net after-tax benefit than would no reduction. No reduction shall be made unless the reduction would provide the Participant with a greater net after-tax benefit. The determinations under this Section 7.1 shall be made as follows:

(a)

The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment to be subject to the Excise Tax (defined below), determined in accordance with Section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(b)

Payments shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Participant. Where more than one payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis. Only amounts payable under the Plan shall be reduced pursuant to this Section 7.1.

(c)

All determinations to be made under this Section 7.1 shall be made by an independent certified public accounting firm selected by the Plan Sponsor and agreed to by the Participant immediately prior to the change-in-ownership or -control transaction (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and the Participant within 10 days of the transaction. Any such determination by the Accounting Firm shall be binding upon the Company and the Participant. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Plan Sponsor.

7.2 Section 409A. It is intended that the Severance Benefits set forth in Article 4 are, to the greatest extent possible, exempt from the application of Section 409A and the Plan shall be construed and interpreted accordingly. However, if the Company (or, if applicable, the successor entity thereto) determines that all or a portion of the Severance Benefits constitute “deferred compensation” under Section 409A and that the Participant is a “specified employee” of the Company or any successor entity thereto, as such term is defined in Code Section

409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the applicable payments shall be delayed until the first payroll date following the six-month anniversary of the Participant’s “separation from service” (as defined under Section 409A) and the Company (or its successor) shall (a) pay to the Participant a lump sum amount equal to the sum of the payments that the Participant would otherwise have received during such six-month period had no such delay been imposed and (b) commence paying the balance of the payments in accordance with the applicable payment schedule set forth in the Plan. For purposes of Section 409A, each installment payment provided under the Plan shall be treated as a separate payment. To the extent required by Section 409A, any payments to be made to a Participant upon his or her termination of employment shall only be made upon such Participant’s separation from service. The Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of noncompliance with Section 409A.

7.3 Limitation on Liability. In no event shall the Company, the Plan Administrator or any officer or director of the Company incur any liability for any act or failure to act with respect to the Plan.

7.4 Non-Assignment of Benefits. Benefits paid under the Plan are for the sole use of Participants. Except as required by law, benefits provided under the Plan cannot be assigned, transferred or pledged to anyone as collateral for a debt or other obligation.

7.5 Construction. Words used in the masculine gender shall include the feminine and words used in the singular shall include the plural, as appropriate.

7.6 Conflict with Applicable Law. If any provisions of ERISA or other applicable law render any provision of the Plan unenforceable, such provision shall be of no force and effect only to the minimum extent required by such law.

7.7 Contract of Employment. Nothing contained in the Plan shall be construed to constitute a contract of employment between the Company and any employee or impose on the Company an obligation to retain any Participant as an employee, to continue any Participant’s current employment status or to change any employment policies of the Company, nor shall any provision hereof restrict the right of the Company to discharge any of its employees or restrict the right of any such employee to terminate his or her employment with the Company.

7.8 Source of Benefits. The Plan is intended to be an unfunded welfare benefit plan for purposes of ERISA and a severance pay arrangement within the meaning of Section 3(2)(B)(i) of ERISA. All benefits payable pursuant to the Plan shall be paid or provided by the Company from its general assets. The Plan is not intended to be a pension plan described in Section 3(2)(A) of ERISA.

7.9 Withholding. The Company shall have the authority to withhold or cause to have withheld applicable income and payroll taxes from any payments made under the Plan to the extent required by law.

7.10 Governing Law. To the extent not preempted by ERISA or any other federal statutes or regulations, the Plan will be construed and enforced according to the laws of the State of New York (other than its laws respecting choice of law).